Exhibit 10.15

ARCADIA BIOSCIENCES, INC.

EXECUTIVE INCENTIVE BONUS PLAN

(Adopted by the Board of Directors on              , 2015

and effective as of immediately prior to the effectiveness of the

Company’s Registration Statement on             , 2015)

1.                                      PURPOSE

The purpose of the Arcadia Biosciences, Inc. Executive Incentive Bonus Plan (as amended from time to time, the “Plan”) is to motivate and reward eligible employees for their contributions toward the achievement of certain Performance Goals (as defined below) by Arcadia Biosciences, Inc. (together with its subsidiaries, the “Company”).  The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).  However, the Company cannot guarantee that awards under the Plan will qualify for exemption under Code Section 162(m) and circumstances may present themselves under which Awards under the Plan do not comply with Code Section 162(m) whether intended or not.  The adoption of the Plan as to current and future covered employees (as determined under Code Section 162(m)) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s shareholders.

2.                                      DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)                                 “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

(b)                                 “Board” means the Board of Directors of the Company, as constituted from time to time.

(c)                                  “Committee” means the Compensation Committee of the Board or another Committee designated by the Board that, to the extent required to qualify any compensation paid hereunder as “performance-based” compensation within the meaning of Code Section 162(m), is comprised of two or more “outside directors” as defined in Code Section 162(m).  The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board.  Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.  As of the Effective Date, the Plan shall be administered by the Compensation Committee of the Board.

(d)                                 “Effective Date” means the day immediately prior to the date the Company becomes publicly held within the meaning of Treasury Regulation Section 1.162-27(c)(1).

(e)                                  “Participant” means any officer or employee of the Company who is designated as a Participant by the Committee.

(f)                                   “Performance Goal” means a formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Committee: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (xvii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, funded collaborations, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (xxvi) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; (xxvii) key regulatory objectives or milestones; and (xxviii) enterprise resource planning.  Awards issued to Participants who are not subject to the limitations of Code Section 162(m) or Awards to Participants that are not intended to comply with the requirements of Code Section 162(m) may, in either case, take into account other factors (including subjective factors).  Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award.  Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(g)                                  “Performance Period” means any period not exceeding thirty-six (36) months as determined by the Committee, in its sole discretion.  The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(h)                                 “Reliance Period” means the reliance period under the applicable rule set forth in Treasury Regulation Section 1.162-27(f)(2).

3.                                      ADMINISTRATION

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards.  The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan.  The decisions of the Committee shall be final and binding on all parties making claims under the Plan.  The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future covered employees or executive officers (each, as defined in Section 1).

4.                                      ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.                                      AMOUNT OF AWARDS

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s).

The maximum amount of any Award that can be paid under the Plan to any Participant during any Performance Period is $[2,000,000].  The Committee reserves the right, in its sole discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period.  In addition, the amount of the aggregate value of any Awards payable under the Plan to covered employees (as defined in Section 1 above) in reliance upon the transition rule promulgated under Treasury Regulation Section 1.162-27(f) may not exceed (x) $[10,000,000] during each taxable year of the Company and (y) $[30,000,000] during the entire Reliance Period.  No compensation may be provided under the Plan to covered employees (as defined in Section 1 above) in excess of the foregoing limitations.

6.                                      PAYMENT OF AWARDS

(a)                                 Unless otherwise determined by the Committee, a Participant must be actively employed (or on a qualified leave of absence) and in good standing with the Company on the date the Award is to be paid.  The Committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the Committee in its sole discretion.

(b)                                 Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award.  Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Code Section 409A, if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

7.                                      GENERAL

(a)                                 TAX WITHHOLDING.  The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments.  The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(b)                                 CLAIM TO AWARDS AND EMPLOYMENT RIGHTS.  Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities.  Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c)                                  BENEFICIARIES.  To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices.  If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative.  A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d)                                 NONTRANSFERABILITY.  A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e)                                  SUCCESSOR.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(f)                                   INDEMNIFICATION.  Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct.  Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g)                                  EXPENSES.  The expenses of administering the Plan shall be borne by the Company.

(h)                                 TITLES AND HEADINGS.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i)                                     INTENT.  The intention of the Company and the Committee is to administer the Plan in compliance with the transition rule promulgated under Treasury Regulation Section 1.162-27(f) that would permit payment of compensation to Participants who are or may become subject to Code Section 162(m), without regard to the limitations of Code Section 162(m) during the Reliance Period.

(j)                                    GOVERNING LAW.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable federal law.  No Award made under the Plan shall be intended to be deferred compensation under Code Section 409A and will be interpreted accordingly.

(k)                                 AMENDMENTS AND TERMINATION.  The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination.  The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the

Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.